EXHIBIT 5.1

[LETTERHEAD OF SHEPPARD, MULLIN, RICHTER & HAMPTON LLP]

July 29, 2005

Axesstel, Inc.

6815 Flanders Drive, Suite 210

San	Diego, California 92121

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to Axesstel, Inc., a Nevada corporation (the “Company”), in connection with the filing of a registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, including a related prospectus filed with the Registration Statement (the “Prospectus”), covering 3,256,361 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), which includes:

(1) up to 47,677 shares of Common Stock reserved for issuance upon the exercise of certain options (the “2001 Plan Option Shares”) issued under the 2001 Stock Option Plan (the “2001 Plan”) of Axesstel, Inc., a California corporation (“Axesstel California”), and assumed by the Company in connection with a certain corporate combination in August 2002 with Axesstel California;

(2) 1,039,710 shares of Common Stock issued upon the exercise of options (the “2001 Plan Shares”) issued under the 2001 Plan;

(3) up to 201,000 shares of Common Stock reserved for issuance upon the exercise of options (the “September 2002 Plan Option Shares”) issued under the Company’s September 2002 Stock Option Plan (the “September 2002 Plan”);

(4) up to 416,667 shares of Common Stock reserved for issuance upon the exercise of options (the “March 2003 Plan Option Shares”) issued under the Company’s March 2003 Stock Option Plan (the “March 2003 Plan”);

(5) 83,333 shares of Common Stock issued upon the partial exercise of an option (the “March 2003 Plan Shares”) issued under the March 2003 Plan;

(6) up to 250,000 shares of Common Stock reserved for issuance upon the exercise of options (the “September 2003 Plan Option Shares”) issued under the Company’s September 2003 Stock Option Plan (the “September 2003 Plan”);

July 29, 2005

(7) up to 800,000 shares of Common Stock reserved for issuance upon the exercise of options (the “2004 Plan Option Shares”) issued under the Axesstel, Inc. 2004 Equity Incentive Plan, as amended (the “2004 Plan”);

(8) 160,000 shares of Common Stock issued upon the exercise of options (the “2004 Plan Shares”) issued under the 2004 Plan;

(9) 100,000 shares of Common Stock awarded as inducement grants (the “Inducement Shares”) under employee benefit plans;

(10) 90,000 shares of Common Stock awarded as director grants (the “Director Shares”, and, together with the 2001 Plan Shares, the March 2003 Shares, the 2004 Plan Shares and the Inducement Shares, the “Issued Shares”) under employee benefit plans; and

(11) 67,974 shares of Common Stock which may be issued pursuant to an issued and outstanding warrant (the “Warrant Shares”, and, together with the 2001 Plan Option Shares, the September 2002 Plan Option Shares, the March 2003 Plan Option Shares and the September 2003 Plan Option Shares, the “Issuable Shares”) awarded under an employee benefit plan.

This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-B.

In connection with this opinion, we have reviewed the Registration Statement and Prospectus, the Company’s charter documents, the proceedings taken by the Company with respect to the assumption of options and option agreements under the 2001 Plan and the proceedings taken by the Company with respect to the authorization and adoption of the September 2002 Plan, the March 2003 Plan, the September 2003 Plan and the 2004 Plan (together, the “Company Plans”), the authorization of the issuance of the Shares, including the options upon whose exercise certain of the Issued Shares were issued and the options and the warrant upon whose exercise the Issuable Shares will be issued, certificates of government officials, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. With respect to the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as certified or reproduced copies. We have also assumed that (i) the stock certificates issued for the Issued Shares (collectively, the “Share Certificates”) conform to the specimen stock certificate submitted to us, (ii) the stock certificates to be issued to represent the Issuable Shares (collectively, the “Future Share Certificates”) will conform to the specimen common stock certificate submitted to us, (iii) the Share Certificates were properly executed by the Company and countersigned by the transfer agent and registrar therefor in accordance with Section 78.235 of

July 29, 2005

the Nevada Revised Statutes and Section 1 of Article V of the Amended and Restated Bylaws of the Company, (iv) the Future Share Certificates will be properly executed by the Company and countersigned by the transfer agent and registrar therefor in accordance with Section 78.235 of the Nevada Revised Statutes and Section 1 of Article V of the Amended and Restated Bylaws of the Company, (v) shares currently reserved will remain available for the issuance of the Issuable Shares, and (vi) neither the Company’s charter documents nor any of the proceedings relating to the 2001 Plan or the Company Plans, or any of the option or warrant agreements relating to the Issuable Shares, will be rescinded, amended or otherwise modified prior to the issuance of the Issuable Shares. We have obtained from the officers of the Company certificates as to certain factual matters and, insofar as this opinion is based on matters of fact, we have relied on such certificates without independent investigation.

Based on the foregoing review, and in reliance thereon, we are of the opinion that (i) the Issued Shares are validly issued, fully paid and nonassessable, and (ii) if, as and when the Issuable Shares are issued, executed and delivered by the Company in accordance with the terms of the 2001 Plan or the applicable Company Plan, and the stock option or other agreements provided for under the respective plans, or the warrant agreement with respect to the Warrant Shares, as applicable, including without limitation payment in full of the consideration therefor, the Issuable Shares will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement.

We express no opinion as to matters governed by any laws other than the Private Corporations Act of the State of Nevada (Chapter 78 of Title 7 of the Nevada Revised Statutes), the applicable provisions of the Nevada Constitution and the reported decisions of the Nevada courts interpreting these laws.

This opinion letter is rendered as of the date first written above, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Shares, the 2001 Plan, the Company Plans, any other employee benefit plan, the Registration Statement or the Prospectus.

Respectfully submitted,

/s/ SHEPPARD, MULLIN, RICHTER & HAMPTON LLP

SHEPPARD, MULLIN, RICHTER & HAMPTON LLP